SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 August 19, 2003
                                 Date of Report
                        (Date of earliest event reported)

                            THE CLASSICA GROUP, INC.
               (Exact name of Registrant as specified in charter)

                                    NEW YORK
                 (State or other jurisdiction of incorporation)


       0-19721                                   13-3413467
(Commission File No.)               (IRS Employer Identification Number)

                                2400 Main Street
                                    Suite 12
                          Sayreville, New Jersey 08872
                     (Address of Principal Executive Office)

                                 (732) 727-7800
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS
     The Company has entered into an Investment Banking Agreement with Rubin Investment Group, Inc. ("RIG") of Los Angeles, California for a term of one year affective August 19, 2003. The agreement calls for RIG to provide merger and acquisition valuation advisory and consulting services in conjunction with the business and operations of the Company, and to provide the Company with an internal evaluation report and detailed analysis of Company and its financial projections for the next twelve (12) calendar months. As compensation for these services RIG was given an option to purchase one million two hundred thousand shares of the Company's stock at a purchase price of forty cents per share.

This does not purport to be a complete description of the transaction. For complete details of the transaction see the acquisition agreement filed as an exhibit hereto.

     Certain statements in this report are forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. For a list and description of such risks and uncertainties, see the reports filed by The Classica Group, Inc. with the Securities and Exchange Commission.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            THE CLASSICA GROUP, INC.


DATE:  September 12, 2003        By:   /s/ Scott G. Halperin
                                       --------------------------------
                                           Scott G. Halperin

                                           Chairman and Chief Executive Officer

DATE:  September 12, 2003        By:   /s/ Bernard F. Lillis, Jr.
                                       --------------------------------
                                           Bernard F. Lillis, Jr.
                                           Chief Financial Officer and
                                           Chief Administrative Officer